NORTHERN DYNASTY MINERALS LTD.
15th Floor, 1040 West Georgia St., Vancouver, BC  V6E 4H1
Telephone: 604-684-6365 / Facsimile: 604-684-8092

May 2, 2014

Liberty Star Uranium & Metals Corp.
Big Chunk Corp.
5610 E. Sutter Lane
Tucson, AZ  85712

Attention: James Briscoe, President and Director

Dear Mr. Briscoe

RE: Loan Settlement by Mining Claims Sale and Transfer - Release of all Claims

This final settlement agreement and release of all claims, when signed by Liberty Star Uranium & Metals Corp. and Big Chunk Corp. (together herein for convenience “Liberty Star”), will constitute our agreement that all of the terms of the Loan and Mining Claims Sale Agreement dated June 29, 2010 as amended on July 15, 2010, September 8, 2011, November 2011, November 13, 2012 and November 20, 2012 (together herein for convenience, the Settlement Agreement, as amended”) have been satisfied and that each party to the Settlement Agreement, as amended, hereby releases the other from all claims, known or unknown, that may be asserted by or between Northern Dynasty its subsidiaries or affiliates (together herein for convenience, “Northern Dynasty”) and Liberty Star in conjunction with the Settlement Agreement, as amended.

The parties hereto specifically agree that as the result of the March 5, 2014 settlement of Big Chunk Corp. v. MBGS, et al, 3AN-12-11654 CI litigation and the subsequent recordation of the lien release based on that settlement, the Settlement Claims that were transferred to U5 Resources in November 2012 pursuant to the Settlement Agreement, as amended, are now free and clear of all liens, claims and other encumbrances and the loan obligation of Liberty Star referred to in the Settlement Agreement, as amended, is now deemed fully settled.  Accordingly, this final settlement agreement and release of all claims confirms that all obligations addressed in the November 13, 2012, loan settlement agreement, as amended on November 20, 2012, are extinguished.  The parties further agree that this Agreement serves in lieu of a Closing under the November 13, 2012, agreement and that no Closing is required.

This final settlement agreement and release of all claims will:

1.	be deemed to have been made in British Columbia and will be enforceable in the Courts of British Columbia;
2.	inure to the benefit of and shall be binding on the parties hereto; and
3.	maybe executed in counterpart and by electronic transmission of a recognizable manual signature.

Each party shall execute such further documents and assurances and do such further acts as may be reasonably required by the other party to effect the terms hereof and to ensure the purposes of this final settlement agreement and release of all claims is accomplished.

If the foregoing reflects your agreement, please execute this final settlement agreement and release of all claims where indicated below and return a copy to us by 5:00 p.m., May 9, 2014.

Yours truly,

Northern Dynasty Minerals Ltd.
Per:

/s/ signed
Authorized Signatory

The foregoing is agreed to this 2nd day of May, 2014.

Liberty Star Uranium & Metals Corp.
Per:

/s/ James Briscoe
Authorized Signatory

Big Chunk Corp.
Per:

/s/ James Briscoe
Authorized Signatory